Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of AGM Group Holdings Inc. of our report dated November 13, 2023, relating to the financial statements of AGM Group Holdings Inc. (the “Company”), appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2022.

/s/ KCCW Accountancy Corp.
Diamond Bar, California
April 24, 2024